Exhibit 99.1

                                 Press Release
                                 -------------

November 10, 2005                                             Contact: Wei Zhang

      Xerion EcoSolutions Group Inc. (OTC-B XECO) announced that it has closed its Stock Exchange Agreement (the "Agreement") with Town House Land Limited
("Town House"), a limited liability organized in the Hong Kong Special Administrative District in The People's Republic of China (the "PRC"). Town House is a real estate development company, and its principal executive offices are located in the City of Wuhan in the PRC where its principal real estate development activities are located. Town House has also recently acquired undeveloped real estate properties in Florida and California for development purposes.

      Under the terms of the Agreement, Xerion acquired 100% of the outstanding registered capital/equity of Town House in exchange for 224,480,317 shares of the common stock of Xerion which represents 98.7% of the issued and outstanding common stock of Xerion.

      The Board of Directors of Xerion has appointed new officers comprised of Mr. Fang Zhong who was appointed as the Chief Executive Officer, President and Treasurer and of Ms. Hu Min as the Secretary of Xerion. Mr. Warren C. Gacsi has resigned as a director of Xerion, and the Board of Directors has appointed Mr. Fang Zhong as a director and Chairman of the Board.